Exhibit 10.3

CONVERTIBLE LOAN AGREEMENT

THIS CONVERTIBLE LOAN AGREEMENT (this “Agreement”) made as of the 28th day of October, 2010, by and between P.V. Nano Cell Ltd., an Israeli company, having its principal offices at 28 HaNapach st., South Industrial Zone, Migdal Ha’emek, 23100 Israel (the “Company”) and Israel Electric Corporation, having its principal offices at POBox 10, Haifa, 31000, Israel (the “Investor”).

W I T N E S S E T H:

WHEREAS, the Company requires an infusion of funds in order to finance its operations as set forth herein; and

WHEREAS, the Investor desires to invest in the Company and make funds available to the Company in the form of a convertible loan, on the terms and subject to the conditions more fully set forth in this Agreement;

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	LOAN

1.1           The Investor agrees to lend to the Company the principal amount of up to NIS 2,000,000 (the “Principal Amount”), on the terms and subject to the conditions of this Agreement. Subject to Section 7.3 below, following the Closing (as defined below) and until the lapse of the Conversion Period, the Principal Amount shall bear interest at an annual rate of eight percent (8%), compounded annually, plus VAT, if applicable (“Interest” and together with the Principal Amount, the “Loan Amount”), to be calculated on the basis of the actual amount paid to the Company, the number of days elapsed from the date of payment of the Principal Amount and a year of 365 days. Following the lapse of the Conversion Period or earlier as set out in Section 7.3 below, the Interest shall decrease to an annual rate of four percent (4%), provided however, that in the event that the minimal interest rate set by the Israel Tax Authority according to which the notional interest on the Principal Amount shall be taxed (the “Minimal Rate”) is or becomes higher than 4% per annum, the interest rate shall be set at the Minimal Rate.

1.2           The indebtedness evidenced by this Agreement is hereby expressly senior and first in right of payment to any current or future indebtedness for borrowed money of the Company, except for financial credit lines granted by financial institutions. The Company shall not take on debt senior to the loan hereunder without the prior written consent of the Investor.

2.	DISBURSEMENT

2.1           The Principal Amount shall be transferred by the Investor to the Company in accordance with and subject to the achievement of the milestones (each a “Milestone” and collectively, the “Milestones”), set forth in Schedule A attached hereto, within the time frame set forth in Schedule A for the achievement of each Milestone. Notwithstanding, if the Company achieves a Milestone prior to such Milestone Deadline (as defined below), the Investor shall pay the Company the applicable portion of the Principal Amount as set forth below, provided that the total period of time for achievement of all Milestones is no less than 12 months following the date hereof. Upon the achievement of each Milestone, the Company shall provide the Investor with written notice (the “Milestone Notice”) of its achievement of such Milestone and shall provide the Investor with a copy of the relevant documents evidencing the achievement of such Milestone. To facilitate payment at the Milestones, the Company shall provide the Investor, on a quarterly basis, actual versus planned/forecast budget results, approved by the Company’s CEO or CFO according to the Investor’s reporting procedures as set forth in Schedule B. The Investor shall pay the Company the applicable portion of the Principal Amount, as set forth in Schedule A, for the achievement of such Milestone, within thirty (30) days from the date of the approval of the Milestone Notice by the Investor (which approval process shall not be longer than 14 days from the date the Milestone Notice was received by the Investor), or at such other time and place as the Company and the Investor agree upon in writing. If within the 14 days period from receipt of the Milestone Notice no rejection notice is received, the Milestone Notice shall be deemed approved. Notwithstanding, in the event the Company fails to achieve a Milestone (a “Milestone Default”) within the time frame set for the achievement of such Milestone in Schedule A (the “Milestone Deadline”), the Investor shall have the right, but not the obligation, within ninety (90) days following such Milestone Deadline, to transfer that portion of the Principal Amount that would have been payable to the Company upon achievement of such Milestone. The Investor may waive the achievement of any Milestone and shall be entitled to transfer all or any part of the Principal Amount, even if the Milestone has not been achieved by the Company.

2.2           The Investor shall have no claim or demand against the Company in the event that one or more Milestones is not achieved or shall not be achieved, other than the right not to transfer a portion of the Principal Amount in accordance with Section 2.1. Such non-achievement shall not be deemed a breach of this Agreement.

2.3           Payments on account of the Principal Amount shall be made to a bank account designated in writing by the Company.

2.4           Any conversion of the Loan Amount under this Agreement shall be of the Principal Amount only, and all interest accrued to the Principal Amount, which is outstanding at the time of conversion shall be at the sole discretion of the Company either: (i) repaid by the Company to the Investor in cash, upon such conversion of the Principal Amount; or (ii) converted into securities on the same terms as the Principal Amount is converted and in lieu of payment of all outstanding interest in cash. In each such case, withholding of taxes if required by applicable laws and if no exemption is provided by the Investor, shall be made out of the accrued interest sum prior to its repayment and/or conversion, and the Company shall provide to the Investor the relevant documents showing such deduction.

3.	AUTOMATIC CONVERSION UPON A QUALIFIED FINANCING

3.1           Subject to the prior receipt of Regulatory Approvals, in the event that the Company consummates a Qualified Financing (as defined below) within the Conversion Period, then, and upon the closing of such Qualified Financing, the then-outstanding Principal Amount shall be automatically converted (the “Automatic Conversion”) into an equity investment in the Company, on the same terms and conditions applicable to the Qualified Financing except that the price per share applicable thereto shall be the Conversion Price (as defined below) applicable to such conversion as determined pursuant to Section 5 below (including without limitation, the same liquidation preference and anti-dilution protection (which shall be applied with respect to the Conversion Price, mutatis mutandis), registration rights, preemptive rights, right of first refusal, voting and veto rights, or other rights, pro-rata to the respective amounts of investment) and the Investor shall be deemed an investor in the Qualified Financing such that the Investor shall receive, in consideration for the conversion of the Principal Amount, such number of fully-paid and non-assessable shares of the Company, of the same type of securities as received by the investors in such Qualified Financing, equal to the quotient received by dividing the then-outstanding Principal Amount by the Conversion Price (the “Qualified Shares”).

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3.2           The Automatic Conversion shall be conditional upon, and concurrent with, the closing of the Qualified Financing and will finally settle and discharge the Loan Amount.

3.3           The Company shall notify the Investor of the Qualified Financing and provide the Investor with all documents and other reasonably required information, not later than two (2) business days following execution by the Company of the term sheet or other relevant document relating to the Qualified Financing.

3.4           As used herein, the term “Qualified Financing” means an equity investment in the Company of at least US$ 1,500,000 (excluding conversion of any portion of the then outstanding Loan Amount), in one closing or a series of related closings (provided that all such transactions consummated upon such related closings are substantially under the same terms and conditions).

In the event that the Qualified Financing is consummated by a series of related closings, then, the then outstanding Principal Amount shall be converted as aforesaid at the first closing to occur at which all conditions precedent to the qualification of such financing as a Qualified Financing have been satisfied (irrespective if the entire US$ 1,500,000 has been paid to the Company at such closing, as long as the Company has received a commitment for an unconditional investment of the entire US$ 1,500,000, it being clarified that a pre-condition of no material adverse effect occurring prior to a future closing shall not be deemed to revert the commitment to a conditional commitment).

In the event that the Qualified Financing is consummated by a series of related closings and the transactions consummated in such closings are not on the same terms and conditions and/or involve the issuance of more than one type of the Company’s securities, then, the then outstanding Principal Amount shall be converted as aforesaid into an equity investment on the most favorable terms to the Investor, at the Conversion Price, with the securities issued therefor being of the type that confers upon its holders the most favorable (when taken as a whole) rights, preferences and privileges.

4.	CONVERSION UPON AN UNQUALIFIED FINANCING

4.1           Subject to the prior receipt of Regulatory Approvals, at any time following Closing, but prior to the earliest of: (i) four (4) years from the date of the Closing; (ii) an M&A Transaction; and (iii) an IPO (the “Conversion Period”), in the event that, the Company consummates a financing round (not including the Series A Preferred Shares of the Company issued to Terra Venture Partners S.C.A. SICAR and Terra Venture Partners, L.P), that does not qualify as a Qualified Financing (an “Unqualified Financing”), then, the Investor shall have the right, but not an obligation to convert the then-outstanding Principal Amount, or any portion thereof, into an equity investment in the Company on the same terms and conditions applicable to the Unqualified Financing (including without limitation the same liquidation preference and anti-dilution protection (which shall be applied with respect to the Conversion Price, mutatis mutandis), registration rights, preemptive rights, right of first refusal, voting and veto rights, or other rights, pro-rata to the respective amounts of investment) and the Investor shall be deemed an investor in the Unqualified Financing such that the Investor shall receive, in consideration for the conversion of the Principal Amount, such number of fully-paid and non-assessable shares of the Company, of the same type of securities as received by the investors in such Unqualified Financing, equal to the quotient received by dividing the then-outstanding Principal Amount by the Conversion Price (the “Unqualified Shares”).

4.2           Such Optional Conversion shall be conditional upon, the closing of the Unqualified Financing and will finally settle and discharge the Principal Amount.

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4.3           The Company shall notify the Investor of the Unqualified Financing (the “Unqualified Financing Notice”) and provide the Investor with all documents and other reasonably required information, not later than two (2) business days following execution by the Company of the term sheet or other relevant document relating to the Unqualified Financing and assuming Regulatory Approvals were previously received, the Investor shall elect whether to convert the Principal Amount into such Unqualified Financing within thirty (30) days of the delivery of the Unqualified Financing Notice or shall no longer be entitled to convert the Principal Amount or any portion thereof into such Unqualified Financing.

4.4           In the event that the Unqualified Financing is consummated by a series of related closings and the transactions consummated in such closings are not on the same terms and conditions and/or involve the issuance of more than one type of the Company’s securities, then, the then outstanding Principal Amount may be converted as aforesaid into an equity investment on the most favorable terms to the Investor, at the Conversion Price, with the securities issued therefor being of the type that confers upon its holders the most favorable (when taken as a whole) rights, preferences and privileges.

5.	CONVERSION PRICE

5.1           For purposes hereof, the term “Conversion Price” shall mean a price per share equal to the lowest price per share paid by the investors participating in such Qualified Financing or Unqualified Financing, as applicable for the most favorable type of Securities issued thereat (and, if consummated in a series of related closings - the lowest price per share paid in such closings), provided however that commencing upon a date that is six (6) months from the Closing and until the lapse of the Conversion Period, the Conversion Price shall be reduced by 25%.

6.	CONVERSION UPON A LIQUIDATION EVENT

6.1           Subject to the prior receipt of Regulatory Approvals, in the event that prior to an Automatic Conversion or an Optional Conversion, the Company consummates an M&A Transaction or an IPO, the then-outstanding Principal Amount shall be automatically converted into an equity investment in the Company such that the Investor shall receive, in consideration for the conversion of the Principal Amount, (i) if Unqualified Shares have been issued, such number of fully-paid and non-assessable Unqualified Shares (and in the event that by such date more than one Unqualified Financing is completed, the Investor shall be entitled to elect the series and class of Unqualified Shares into which the Principal Amount shall be converted into) equal to the quotient received by dividing the then-outstanding Principal Amount by the Conversion Price applicable to such conversion as determined pursuant to Section 5.1 above, or (ii) if no Unqualified Shares have been issued, automatically converted into Series A Preferred Shares of the Company at the last price per share paid by Terra Venture Partners S.C.A. SICAR and Terra Venture Partners, L.P (the “Liquidation-Related Conversion”).

A Liquidation-Related Conversion shall be conditional upon, and concurrent with, the closing of an M&A Transaction or an IPO, as applicable, and will finally settle and discharge the Principal Amount.

6.2           The conversion of the Principal Amount, or any portion thereof, into an equity investment in the Company pursuant to the provisions of Subsection 6.1, shall be made on the same terms and conditions applicable to the most favorable (investor-wise, taken as a whole) financing round in which the securities of the type issued to the Investor upon such conversion were theretofore issued, including without limitation, liquidation preference and anti-dilution protection (which shall be applied with respect to the Conversion Price, mutatis mutandis), registration rights, preemptive rights, right of first refusal, voting and veto rights, or other rights, pro-rata to the respective amounts of investment, such that the Investor shall be deemed an investor for all purposes under such financing, including without limitation with respect to the right to receive any other securities, warrants or other rights issued or provided as part of such financing.

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In the event that such most favorable financing is or was consummated by a series of related closings and the transactions consummated in such closings are not on the same terms and conditions and/or involves the issuance of more than one type of Company’s securities, then, the then outstanding Principal Amount shall be converted as aforesaid into an equity investment on the most favorable terms to the Investor, at the applicable Conversion Price, with the securities issued therefor being of the type that confers upon its holders the most favorable (when taken as a whole) rights, preferences and privileges.

6.3           The Company shall notify the Investor of the M&A Transaction or IPO, as applicable, and provide the Investor the material information relevant to the transaction, not later than thirty (30) days prior to the closing of the M&A Transaction or the IPO, as applicable. It is clarified that the Company shall disclose the information it has at the time and update such information taking into account that information such as the price per share in such M&A Transaction or IPO, as applicable, may not be available until the closing of such M&A Transaction or IPO, as applicable.

6.4           Notwithstanding the provisions of this Section 6, subject however, to the terms of Section 7 below, in the event that the Investor has not obtained the Regulatory Approvals by the time the Company consummates an M&A Transaction, then the Investor shall have the right to receive a repayment of the Principal Amount which shall be calculated as if the Investor has converted the Principal Amount in accordance with the mechanism set forth in subsection 6.1 above, and the Company shall be obligated to secure such benefits as part of the transaction documents.

“M&A Transaction” shall mean (a) any merger of the Company with or into another company or entity where the Company is not the surviving entity (other than a reorganization in which the shareholdings in the surviving entity are substantially the same as those of the Company prior to such transaction); (b) the sale of all or substantially all of the assets of the Company; or (c) the sale of all or substantially all of the issued and outstanding share capital of the Company.

“IPO” shall mean the Company's first firmly underwritten public offering of its Ordinary Shares.

6.5           Upon conversion of the entire Principal Amount and payment or conversion of the entire accrued Interest as detailed above, the Loan Amount shall be deemed finally settled and discharged. If the provisions of Section 6.4 are applied with respect to an M&A Transaction, the payment of sums pursuant to Section 6.4 shall be deemed full repayment of the Loan Amount and the Loan Amount shall be deemed finally settled and discharged.

7.	REGULATORY APPROVAL.

7.1           Notwithstanding anything to the contrary herein, any conversion of the Principal Amount by the Investor under this Agreement shall be subject to the Investor first obtaining the required regulatory approvals from (i) the government of Israel in accordance with any requirements under the Government Companies Law, 5735-1975, and (ii) the General Director of the Israel Antitrust Authority (collectively, the “Regulatory Approvals”). Investor shall inform the Company in writing within 14 days of the receipt of such Regulatory Approvals of the same.

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7.2           Notwithstanding anything to the contrary herein, if prior to the receipt of Regulatory Approval, a Qualified Financing takes place (and an Automatic Conversion would have taken place had the Regulatory Approval been in place), then immediately following the receipt of the Regulatory Approval, the then-outstanding Principal Amount shall be automatically converted into an equity investment in the Company, on the same terms and conditions applicable to such first Qualified Financing to occur (including without limitation, the same liquidation preference and anti-dilution protection which shall be applied with respect to the Conversion Price, mutatis mutandis), registration rights, preemptive rights, right of first refusal, voting and veto rights, or other rights, pro-rata to the respective amounts of investment), and the Investor shall be deemed an investor in the Qualified Financing such that the Investor shall receive, in consideration for the conversion of the Principal Amount, such number of fully-paid and non-assessable shares of the Company, of the same type of securities as received by the investors in such Qualified Financing, equal to the quotient received by dividing the then-outstanding Principal Amount by the Conversion Price in effect on the date the Automatic Conversion should have been applied (the closing of the Qualified Financing). In the event that prior to the receipt of the Regulatory Approval one or more Unqualified Financings have taken place, the Investor may only convert the Principal Amount into the Unqualified Financing it has indicated pursuant to Section 4.3 above, and if not indicated, the Investor may convert only to the last Unqualified Financing prior to the receipt of the Regulatory Approvals. The Investor shall notify the Company within 14 days of the receipt of Regulatory Approvals if to convert the Principal Amount into the Unqualified Financing in accordance with the preceding sentence.

7.3           Interest Accrual. If upon the Closing of a Qualified Financing, M&A or IPO the Principal Amount is not converted because the Investor has yet to receive Regulatory Approvals, the Interest rate shall decrease to an annual rate of four percent (4%) provided however, that in the event that the Minimal Rate shall be higher than four percent (4%), the Interest rate shall be the Minimal Rate.

8.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Investor as follows, and the Company hereby acknowledges that the Investor is relying on the Company’s representations and warranties in consummating the transaction contemplated by this Agreement:

8.1           Organizations and Standing; Corporate Documents. The Company is a corporation duly organized and validly existing under the laws of the State of Israel. No bankruptcy, dissolution, liquidation, winding-up, appointment of receiver and/or similar proceedings have been instituted or threatened by or against the Company, and it has no knowledge or information indicating the possibility of such proceedings being instituted against the Company.

8.2           Capitalization. The authorized and issued share capital of the Company on a fully diluted as converted basis as of the Closing is as set forth on Schedule 8.2 hereto (the “Cap Table”). Except as set forth in the Cap Table and in this Agreement, there are no outstanding or authorized securities, subscriptions, options, warrants, calls, rights, commitments, or any other agreements of any character directly or indirectly obligating the Company to issue (a) any additional shares; or (b) any securities convertible into, or exchangeable for, or evidencing the right to subscribe for, any shares.

8.3           Authorization. All corporate action on the part of the Company, its directors and shareholders necessary for the due authorization, execution, amendment, delivery, filing and performance by the Company of this Agreement and the consummation of the transactions contemplated herein and therein has been taken or will be taken prior to the Closing. The Agreement is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting enforcement of creditors’ rights generally.

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8.4           Consents. No consent, approval, qualification, order or authorization of, or filing with, any governmental authority other than the Companies Registrar and the OCS is required in connection with the Company’s valid execution, delivery or performance of this Agreement and the consummation of the transactions contemplated herein and therein.

8.5           No Breach. Neither the execution and delivery of this Agreement nor compliance by the Company with the terms and provisions hereof or thereof, will conflict with, or result, in a breach or violation of (with due notice or lapse of time or both), any of the terms, conditions and provisions of: (i) the Company's Articles of Association or other governing documents as currently in effect, (ii) any instrument or contract to which it is a party where such violation may have a material adverse effect on the condition, financial or otherwise, operations, assets, business or prospects of the Company, taken as a whole on the Company, or (iii) applicable law. Neither the execution and delivery of this Agreement nor compliance by the Company with the terms and provisions hereof or thereof, will conflict with, or result, in a breach or violation of (with due notice or laps of time or both), any of the terms, conditions and provisions of any judgment, order, injunction, decree, or ruling of any court or governmental authority, domestic or foreign.

8.6           Liabilities. The Company was incorporated on June 24, 2009, and, to date, has not prepared any financial statements or reports. Other than as set forth in Schedule 8.6, the Company has not incurred any liabilities, debts or obligations, whether accrued, absolute or contingent in excess of US$ 5,000. Other than as set forth in Schedule 8.6, since formation of the Company, there has not been any material adverse change in the business, condition (financial or otherwise), assets, properties or operations of the Company.

8.7           Litigation. Except as set forth in Schedule 8.7, No claim, action (civil, or criminal), proceedings, arbitration, governmental inquiry or investigation is pending or, to the knowledge of the Company, threatened, against the Company, or any of its officers, directors or employees (including claims on which the Company may be vicariously liable).

8.8           Intellectual Property.

8.8.1         Schedule 8.8.1 sets forth all patents, trademarks, copyrights and other registered rights owned by the Company or in which the Company has any ownership interest, and all applications for any of the foregoing (the aforesaid, together with all know-how, technology and related intellectual property and proprietary information of the Company, collectively, the “Intellectual Property Rights”).

8.8.2         The Intellectual Property Rights are the property solely of the Company. Except as set forth in Schedule 8.8.2, no Intellectual Property Right is subject to any law, outstanding order, stipulation or agreement restricting the use or licensing thereof. Except as set forth in Schedule 8.8.2, no person other than the Company has any ownership right, title, interest in, lien on or claim in, any of the Intellectual Property Rights. To the Company’s knowledge, no third party is infringing or violating any of the Intellectual Property Rights. Except as set forth in Schedule 8.8.2 the Company has not granted, and there are not outstanding, any options, licenses or agreements of any kind relating to any of the Intellectual Property Rights, nor is the Company bound by or a party to any option, license or agreement of any kind with respect to any of the Intellectual Property Rights. Except as set forth in Schedule 8.8.2, the Company is not obligated to pay any royalties or other payments to third parties with respect to the marketing, sale, distribution, manufacture, license or use of any Intellectual Property Rights or any other property or rights.

8.8.3         Except as set out in Schedule 8.8.3 at no time in the course of the conception of or reduction of any of the Company’s Intellectual Property Rights, were Fernando De La Vega and Mr. Eli Klien (the “Founders”) or any current or former employee or service provider of the Company at that time, operating under any grants from any governmental entity or agency or private source, or subject to any employment agreement, or invention assignment or nondisclosure agreement, or other engagement or obligation with any third party, in each case, that could affect or limit any right of the Company in or to the Intellectual Property Rights owned by or licensed to the Company, or which the Company has the right to use.

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8.8.4         The Company has taken security measures to protect the secrecy, confidentiality and rights in its Intellectual Property Rights, which measures are reasonable and customary in the industry in which the Company operates and in relation to companies at the stage of the Company. Each of the Company's current and former employees and service providers have entered into confidentiality, assignment of intellectual property and non-competition agreement with the Company, protecting the Company's Intellectual Property Rights.

8.8.5         To the Company's knowledge, the Company has not violated or infringed, is not currently violating or infringing, and the Company has not received any communications alleging that it (or any of its employees or consultants) has violated or infringed or, by conducting its business as presently conducted and as presently proposed to be conducted, would violate or infringe, any rights - including intellectual property rights - of any person.

8.9         Employees. To the best of the Company’s knowledge, no employee of the Company is in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement, or any other contract or any restrictive covenant or any other common law obligation to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the business conducted or to be conducted by the Company or to the use of trade secrets or proprietary information of others, and the employment of the Company’s employees does not subject the Company or the Investor to any liability in connection with the employment of any such person. There is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim, or to its knowledge any basis therefor or threat thereof, with respect to any contract, covenant or obligation referred to in the preceding sentence.

8.10       Material Agreements. Schedule 8.10 contains a list of the material agreements the Company is a party to, copies of which have been provided to the Investor.

8.11       Brokers. No agent, finder or broker acting on behalf of or under the authority of the Company or the Founders, is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with the transactions contemplated hereby.

8.12       Disclosure. All facts and information with regard to the condition and business of the Company that would reasonably be considered as material for disclosure to an entity intending to provide to the Company funds in the amount of the Principal Amount have been disclosed to the Investor in this Agreement (and its schedules). This Agreement and the Schedule of Exceptions, taken as a whole, do not contain any untrue statement of a material fact and do not omit to state a material fact necessary in order to make the statements contained therein or herein not misleading. There is no material fact or information relating to the condition (financial or otherwise), current affairs, current operations, or assets of the Company that has not been disclosed to the Investor in this Agreement (and its schedules).

8.13       Effectiveness; Survival; Indemnification.

8.13.1        Each representation and warranty herein is deemed to be made on the date of this Agreement and at the Closing, and shall survive and remain in full force and effect following the Closing until 3 years from the date of the Closing (except with respect to a claim made by an Indemnified Party (as defined below) prior to such date, which claim shall survive until finally resolved between the parties), or with respect to Sections 8.2, 8.3, and 8.5 until the expiration of the applicable statute of limitations.

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8.13.2        The Company (the “Indemnitor”) agrees to indemnify, defend and hold harmless the Investor, including any of the Investor’s affiliates, officers, directors, shareholders, employees or agents (each, an “Indemnified Party”) and hold them harmless from and against all claims, actions, suits, losses, liabilities, damages, judgments, settlements, costs of investigation or other expenses (collectively, “Losses”) based upon, arising out of or otherwise in respect of any breach of any warranty or representation made by the Company. Notwithstanding the aforesaid, other than in respect of fraud or willful misrepresentation, (i) no claim or claims for monetary indemnification under this Section 8.12 shall be brought unless the aggregate amount of such claim(s) shall exceed US$10,000, provided that in case of a claim or claims in excess of the aforesaid threshold, the claim can be submitted for the entire amount; and (ii) the total monetary liability under this Section 8.12.2 shall be limited to the amount actually paid by Investor pursuant to the transactions contemplated hereunder, plus an amount of the Interest per annum, compounded annually, from the date on which any payment was made, plus out of pocket expenses and reasonable legal fees incurred by such Indemnified Party in connection with any claim or Loss hereunder.

8.13.3        Other than in respect of fraud or willful misrepresentation, the indemnification provided pursuant to this Section 8.12 shall be the sole and exclusive monetary remedy available to the Indemnified Parties against the Indemnitors for any Losses based upon, arising out of or otherwise in respect of any breach of any warranty or representation made by the Company. The aforesaid shall not limit the Indemnified Parties in respect of any alternative or additional non-monetary remedies from the Company (such as the issuance to them of additional shares for no additional consideration in the event of a misrepresentation regarding the share capital of the Company).

9.	REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

The Investor represents and warrants to the Company as follows:

9.1           Authorization. The Investor has taken all actions necessary to authorize it (i) to execute, deliver and perform all of its obligations under this Agreement, (ii) to perform all of its obligations under this Agreement and (iii) to consummate the transactions contemplated hereby. This Agreement is a legally valid and binding obligation of the Investor, enforceable (assuming due execution hereof by the Company) against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting enforcement of creditors’ rights generally.

9.2           Experience. The Investor is experienced in evaluating and investing in newly organized, emerging high tech companies such as the Company, is able to fend for itself in the transactions contemplated by this Agreement, has such knowledge and experience in financial business matters as to be capable of evaluating the merits and risks of its investment and has the ability to bear the economic risks of its investment.

9.3           Brokers. No agent, finder or broker acting on behalf of or under the authority of the Investor, is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with the transactions contemplated hereby.

9.4           Disclosure of Information. The Investor believes it has received all the information it considers necessary or appropriate for deciding whether to provide the loan hereunder. The Investor further represents that it has had an opportunity to ask questions and receive answers from the Company regarding business, properties, prospects and financial condition of the Company. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 8 of this Agreement or the right of the Investor to rely thereon.

9.5           Confidentiality. The Investor undertakes to keep in strict confidence and not use (except for the benefit of the Company and in order to monitor its rights pursuant to this Agreement) any information relating to the Company’s, now and future, trade secrets, processes, patents and patent and trademark applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and all other confidential or proprietary information with respect to the business of the Company. Said information shall not include information that is within the public domain.

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10.	CLOSING; CONDITIONS TO CLOSING

10.1       Time and Place. The closing of this Agreement and the transactions contemplated hereby (the “Closing”) shall take place at a closing meeting to be held at the offices of Herzog, Fox, Neeman, Law Office, on the third business day after the date on which the conditions listed in this Section 10 are satisfied or waived by the appropriate party (provided that the Company shall have provided the Investor, after such satisfaction or waiver of conditions, with at least 24-hour prior notice regarding such expected time of Closing), or at such other time and place as the Company and the Investor agree upon orally or in writing provided such other time does not precede the date on which the conditions listed in this Section 10 are satisfied or waived by the appropriate party (the time and date of the Closing being herein referred to as the “Closing Date”).

10.2   Conditions to Closing. The obligation of the Investor to pay the Principal Amount to the Company on the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

10.2.1        Board and Shareholder Approvals. The Company’s Board of Directors (the “Board”) and Shareholders shall have approved (i) the execution, delivery and performance by the Company of this Agreement in accordance with applicable law, and (ii) the adoption of new signatory rights.

10.2.2        Representations and Warranties Correct. The representations and warranties made by the Company herein and pursuant hereto shall have been true and correct in all respects when made, and shall be true and correct in all respects on the Closing with the same force and effect as if they had been made at and as of the Closing.

10.2.3        Waiver of Preemptive Rights. The Company shall have obtained waivers of any applicable rights to participate in the provision of the Principal Amount hereunder (preemptive rights) from such of the Company’s shareholders who have such rights and who shall have not exercised same (in part or in full) in connection herewith or such rights have expired without having been exercised in accordance with the Company’s articles of association.

10.2.4        Indemnification Agreement. The Company shall have entered into indemnification agreements with each of the members of the Board in the form attached hereto as Schedule 10.2.4 duly executed by the Company (the “Indemnification Agreement”).

10.2.5        Budget. The budget for the Company for the two years following the date set forth above, attached hereto as Schedule 10.2.5, shall have been submitted to and approved by the Investor (the “Budget”).

10.2.6        Each of the covenants and agreements set forth in Section 11 of this Agreement shall have been complied with and performed.

11.	BOARD; OBSERVER; INFORMATION AND VISITATION RIGHTS

11.1	The parties agree that each Founder shall vote (or shall cause to be voted) all shares owned or controlled by such Founder (including any shares hereafter acquired), at any regular or special meeting of shareholders of the Company, shall take all action by written consent in lieu of such meeting of shareholders, and shall take all other actions necessary, to ensure:

11.1.1	that for as long as the Investor Director (as defined below) is a member of the Board, the Board shall consist of at least four (4) members; and

11.1.2	that until the closing of a Qualified Financing, (i) one (1) member of the Board shall be designated by the Investor (the “Investor Director”); and (ii) the Company’s signatory rights shall not be amended without the consent of the Investor Director;

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11.1.3	that following the lapse of the Investor’s right to appoint the Investor Director under section 11.1.2 above, one (1) observer shall be designated by the Investor.

11.2	Removal. The parties agree that for as long as the Investor has a right to designate the Investor Director, the Investor Director may only be removed from office (by written notice) by the Investor.

11.3	Information Rights. The Investor shall be entitled to the following Information Rights:

11.3.1	Delivery of Financial Statements. The Company shall deliver to the Investor:

(b)	to the extent there is a legal obligation to prepare quarterly financial reports, as soon as practicable, but in any event within sixty (60) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited, income statement, statement of cash flows for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter, and in the case of the first, second and third quarterly periods, for the period from the beginning of the current fiscal year to the end of such quarterly period, setting forth in each case in comparative form the figures for the corresponding period of the previous fiscal year, all in reasonable detail, in English, and United States dollar-denominated;

(c)	a monthly management report (in a form agreed by the Board, which report shall include a financial and business update and overview) within thirty(30) days after the end of each month;

(d)	such other materials as are generally distributed to the Company’s shareholders;

11.3.2	Inspection. The Company shall permit the authorized representatives of the Investor to visit and inspect the Company’s properties, to examine its books of account and existing records all at such reasonable times and upon reasonable notice and not more than twice per year and subject to customary confidentiality obligations as may be required by the Board of Directors. The Board of Directors may prevent or limit any inspection by the Investor, if the Board believes that it is against the best interest of the Company to allow such inspection. The inspection rights set out above do not include the right to inspect the Company’s confidential intellectual property unless the Board specifically agrees otherwise.
11.3.3	Termination of Information and Inspection Covenants. The covenants set forth in Sections 11.3.1 and 11.3.2 shall terminate as to the Investor and be of no further force or effect upon the closing of an IPO (as such term is defined in the Company’s Article of Association) or when the Company first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the 1934 Act, whichever event shall first occur, or if the Loan Amount is repaid in full without being converted to shares.

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12.	DEFAULT

12.1       anything herein to the contrary notwithstanding, the outstanding portion of the Loan Amount shall, unless otherwise directed by the Investor, immediately become due and payable in cash upon the occurrence of a Default Event (as defined below), which repayment shall be made prior and in preference to any payments made to any of the holders of any classes of shares of the Company by reason of their ownership thereof.

12.2       For the purpose hereof, the term “Default Event” shall mean (i) a breach by the Company of any material term of this Agreement, which breach has not been cured within fourteen (14) days of the written notice from the Investor of such breach; (ii) the commencement by the Company of any bankruptcy or liquidation proceedings or the adoption of a winding up resolution by the Company, or the appointment of a receiver or trustee over the whole or any part of the Company's assets, or the calling by the Company of a meeting of creditors for the purpose of entering into a scheme or arrangement with them, provided that any of the aforementioned actions or proceedings is not canceled within 60 days of its initiation (and the Company shall notify the Investor within two business days of any such event); (iii) the commencement by third parties of any bankruptcy or liquidation proceedings of the Company which shall not have been cancelled within 60 days thereafter (and the Company shall notify the Investor within two business days of any such event); (iv) the levy of an attachment or the institution of execution proceedings against the whole or a substantial part of the Company's assets, where such attachment or execution proceeding is not discharged within 45 days (and the Company shall notify the Investor within two business days of any such attachment or proceeding).

13.	PAYMENT OF ROYALTY; MOST FAVORED CUSTOMER

13.1       Royalty. The Company shall pay Investor a royalty of 2% of (i) the total Net Sales of the Company’s products; and (ii) the Services Revenues (together, the “Royalties”), in connection with or related to Company’s current products and any future products owned or licensed by the Company until the Royalties Cap is attained. The Royalties shall become payable by the Company to the Investor on a quarterly basis, within ten (10) days after the end of each such preceding quarter. The right to receive the Royalties shall remain in effect until the total amount of Royalties paid has reached NIS 8,000,000 (the “Royalties Cap”).

13.2       Most Favored Customer. The Company agrees and covenants that commencing on the Company’s first commercial sale of any of its products and until a period of ten (10) years thereafter, Investor shall be entitled to purchase the Company’s products, licenses and services, at prices which are at the lowest rate then offered or provided by the Company to any other of its customers for the same products, licenses or services (excluding demo units, pilot units, samples, and other customary promotional discounts which are sporadic in nature and do not represent on-going commercial basis prices with respect to the client), given similar quantities and commercial conditions, to be calculated for delivery ex-works. If the Company offers or provides the products, licenses or services to any other of its customers for a lower price than the price being charged to the Investor (taking into account similar quantities and commercial conditions), then the price per product or service being charged to Investor shall be automatically reduced to commensurate with such more favorable price as of the date such more favorable price is first provided to such other customer, for purchase orders received for the Investor thereafter. This right is granted specifically to the Israel Electric Company and is non-assignable.

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13.3       Company will annually provide the Investor with written certificate concerning Company’s compliance with Section 13 certified by the Company’s auditors which respect to the Royalty base, the Royalties paid and confirmation that the prices provided to the Investor are compliant with the terms of Section 13.2.

13.4       In this Section 13, the following terms shall have the following respective meanings (such meanings being equally applicable to both the singular and plural form of the terms defined).

“Net Sales” means the ex-factory invoice price actually received by the Company for sale of products or licenses, less the following deductions to the extent actually allowed or incurred with respect to such sales: (i) customary trade, quantity, or cash discounts to the extent actually allowed and taken provided they are granted in good faith as part of an arm’s length transaction; (ii) customs, duties, sales and similar taxes, if any (to the extent not refundable in accordance with applicable law), but not including taxes assessed against the income derived from such sale; (iii) freight, packing, shipping, insurance and similar charges provided they are stated separately on the invoices. All of the foregoing shall be calculated by Company in accordance with generally acceptable accounting principles employed and published by the applicable accounting principals the Company provides its financial statements.

“Services Revenue” means the amounts invoiced by the Company for providing the Company’s services and actually paid, less the following deductions to the extent allowed or incurred with respect to such services: (i) authorized and reasonable out of pocket expenses incurred by the Company during and for the purpose of providing the services provided such expenses are documented by invoices of third party suppliers or service providers; (ii) customary trade, cash discounts to the extent actually allowed and taken provided they are granted in good faith as part of an arm’s length transaction and (iii) sales and similar taxes, if any (to the extent not refundable in accordance with applicable law), but not including taxes assessed against the income derived from such services.

“Sell”, “Sale” and “Sold” means to sell, license, or otherwise transfer or dispose of the Company’s products or any part thereof to a customer or a distributor in any market. For purposes of payment and accounting for Royalties due pursuant to this Agreement a “Sale” of a Company product shall be deemed to have occurred, as of the date of receipt by Company or its affiliates of the consideration due to the Company for such sale.

13.5       Services. The Investor shall offer the Company administrative and logistic services, including access to Investor’s experts, labs and other equipment and installations. These services shall be provided, based on availability of equipment or staff, at the rates to be agreed by the Parties and reflect at least 10% discount on the market prices (e.g. the Technion) for such services. Company may elect to receive these services from a third party.

14.	NOTICES

All notices or other communications provided for in this Agreement shall be in writing and shall be given in person, by registered mail (registered air mail if mailed internationally), by an overnight courier service which obtains a receipt to evidence delivery, by facsimile transmission (provided that written confirmation of receipt is provided), addressed as set forth below:

Company:

At the addresses set forth in the preface above;

attn: Dr. Fernando De La Vega

With a copy to:

Primes, Shiloh, Givon, Meir – Law Firm

16 Derech Hayam, Haifa 34741, Israel

Fax: 04-8381401

Attn. Galia Amir Cheyne, Adv.

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Investor:	Israel Electric Corporation Ltd. POBox 10, Haifa, 31000, Israel With a copy to: Herzog Fox & Neeman, Law Office 4 Weizmann St. Tel-Aviv 64239, Israel Fax: +972 3 6966464 Attn: Boaz Mizrahi, Adv.

or such other address as any party may designate to the other in accordance with the aforesaid procedure. All notices and other communications delivered in person or by courier service shall be deemed to have been given as of one business day after sending thereof, those given by facsimile transmission with confirmation or receipt shall be deemed to have been given as of the date of transmission thereof (provided that such date is a business day in the country of receipt and if not, the next business day), and all notices and other communications sent by registered mail shall be deemed given three (3) days after posting.

15.	ASSIGNMENT

This Agreement may not be assigned by the Company, without the prior written consent of the Investor. Subject to the foregoing restriction, this Agreement shall inure to the benefit of and be binding upon the Company, the Investor, and their respective successors, assigns and representatives.

16.	USE OF PROCEEDS.

The Company agrees to use the Principal Amount in accordance with the Budget attached hereto as Schedule 10.2.6.

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17.	MISCELLANEOUS

17.1       Upon conversion of any portion of the Loan Amount into equity investment in the Company, the Company shall not make any repayment to the Investor on such converted portion of the Loan Amount, and the obligations represented by such portion of the Loan Amount shall be considered fully repaid and discharged upon the issuance of the applicable securities.

17.2       This Agreement may not be amended, supplemented, discharged, terminated or altered except in writing signed by the Company and the Investor.

17.3       This Agreement constitutes the sole and entire understanding and agreement between the parties with regard to the subject matter hereof, and supersedes all prior agreements between the parties hereof with regard to such subject matter.

17.4       No failure or delay by any party to this Agreement to enforce at any time any of the provisions hereof, or to exercise any power or right hereunder, shall operate as or be construed to be, a waiver of any such provision, power or right. Any waiver of any provision hereof or any power or right hereunder shall be in writing, and shall be effective only in the specific instance and for the purpose for which given.

17.5       This Agreement shall be governed for all purposes by the laws of the State of Israel, regardless of any applicable conflict of laws provisions. The parties hereby submit themselves to the exclusive jurisdiction of the competent courts of the Tel-Aviv-Jaffa district, Israel, with respect to any matter arising in connection with this Agreement.

17.6       This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF the parties have signed this Convertible Loan Agreement as of the date first set forth above.

THE COMPANY

By:	/S/ Dr. Fernando de la Vega
Name:	Dr. Fernando de la Vega
Title:	Director and CEO

THE INVESTOR:

By:	/S/ Dr. Adriano Biano
Name:	Dr. Adriano Biano
Title:	VP of Strategic Resources

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Schedule A

Milestones

The Principal Amount shall be disbursed to the Company as follows:

	Amount Paid at Milestone	Milestone	Estimated time line
1	NIS 600,000	At the Closing
2	NIS 300,000	Submission of a report showing the Company’s ability to produce nano-copper that did not oxidize for one month.	Three months following Closing
3	NIS 300,000	Submission of a report containing the chosen method to produce Nano-copper.	Seven months following Closing
4	NIS 400,000	First full ink prototype.	Eleven months following Closing
5	NIS 400,000	First printed prototype using nano-copper ink.	Fifteen months following Closing

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Schedule B

Investor’s Reporting Procedures

●	Technical progress report vs. the original approved plan.
●	Use of proceeds report vs. the original approved plan - list of expenses for which the money was used, approved by the company's accountant, CFO or CPA and classified into groups such as: G&A, salaries, capital equipment, materials, patents, legal, financial, consultants etc.
●	Cash balance in the Company’s bank account
●	Employees monthly attendance report.
●	Cover letter reporting the achievement of the relevant milestone and requesting the money transfer of the next installment.

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Schedule 10.2.5

Schedule A shall be considered as Budget for the purpose of this Agreement, until a new Budget will be approved by the Board of Directors.

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